ANNUAL STATEMENT AS TO COMPLIANCE

       As of and for the year ended March 31, 1999, pursuant to Section 8.16 of the Pooling and Servicing Agreement, the undersigned on behalf of Centex Credit Corporation has performed the reviews of the activities of the Servicer during such preceding fiscal year and of performance under the Pooling and Servicing Agreement, for Centex Home Equity Loan Trust 1998-4 under my supervision.

       To the best of my kmowledge, based on such review, the Servicer has fulfilled all obligations under the Polling and Servicing Agreement for file fiscal year above referenced.

Anthony H. Barone
President